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                        April 6, 2023

       Wendy Kim
       Chief Financial Officer
       BIOVIE INC.
       680 W Nye Lane Suite 204
       Carson City, NV 89703

                                                        Re: BIOVIE INC.
                                                            Registration
Statement on Form S-3
                                                            Filed March 31,
2023
                                                            File No. 333-271054

       Dear Wendy Kim:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences
       cc:                                              Michael Lee